EXHIBIT 99.1
Letter from the Chairman of Magellan Petroleum Corporation (ARBN 117 452 454) in regard to the Offer to acquire all the Shares it does not already own in Magellan Petroleum Australia Limited (ACN 009 728 581) – 12 April 2006
Dear MPAL Shareholder:
“Magellan Offer Unconditional”
Since I last wrote to you on 23 March 2006, there have been a number of important developments in regard to Magellan’s Offer for MPAL shares.
These developments are as follows:
Share offer has been declared unconditional
The Magellan Board of Directors has decided today to waive the only remaining defeating condition of the Offer. Specifically, this was the condition that MPAL attained a 90% relevant interest in MPAL. Previously, the Magellan Board had signalled to the market that Magellan would waive that condition when it reached 80%. Magellan has now reached 76.8%, and notwithstanding it remains short of the 80% level, Magellan has decided to waive the final offer condition. By declaring the Offer free from all defeating conditions, Magellan will immediately acquire all shares validly submitted prior to the Offer Closing Date.
Magellan has now received acceptances for over 48% of the shares being bid for. This includes acceptances from MPAL’s two largest minority shareholders, Origin Energy, and Paradice Investments.
The impressive level of acceptances received provides a clear and compelling argument that comparing relative market values of Magellan and MPAL is valid and important.
Early payment of consideration to accepting MPAL shareholders
Magellan will provide the consideration (ie. the payment of cash and issue of Magellan shares) to accepting MPAL Shareholders at the following times:
•	In regard to valid acceptances that have been received by today’s date, on or about 21 April 2006, and

•	In regard to valid acceptances that are received after today and prior to the Offer Closing Date, approximately 10 business days after the date the acceptance is received.
Offer still scheduled to close on 21 April
The Offer is scheduled to close on Friday 21 April. If you have not yet accepted, but wish to do so, please send in your acceptance forms in good time to meet the Closing Date.

No increase in price
As announced to the Australian Stock Exchange (“ASX”) on 24 February 2006, Magellan will not be increasing its Offer consideration. Under ASIC guidelines, because Magellan has publicly made a “no increase” statement, it must abide by that statement. Accordingly, those MPAL shareholders who perhaps have delayed making a decision on accepting the Officer in case there may have been an increase in the Offer consideration, may wish to now reconsider whether or not they intend to accept.
Accordingly, this is Magellan’s FINAL Offer.
If Magellan attains an acceptance level of at least 90% prior to the Offer Closing Date, Magellan intends to move to acquire 100% of MPAL by way of the compulsory acquisition process available under the Corporations Act.
Accepting MPAL shareholders could receive tax rollover relief if Magellan reaches 80%
Importantly, if and when Magellan is able to acquire over 80% of MPAL, accepting MPAL shareholders could be eligible for scrip for scrip capital gains tax rollover relief for the share element of the Offer consideration they receive.
Listing of Magellan Shares on ASX
Magellan intends to apply for all Magellan Shares (rather than only those Magellan CDIs to be issued as consideration for MPAL Shares) to be quoted on the ASX in the form of Magellan CDIs. At present there are over 25.7 million Magellan Shares on issue. Under the Offer, up to approximately 15.7 million new Magellan Shares would be issued.
Accordingly, all MPAL shareholders who accept the Offer and receive new Magellan Shares can trade those Shares on either (i) NASDAQ and the Boston Stock Exchange, or (ii) the ASX, depending on whether the accepting shareholder has chosen to receive Shares certificates, or Magellan CDIs. Magellan Shares can be ‘converted’ to Magellan CDIs, and vice versa. Shareholders should read section 7.4 of the Magellan Bidder’s Statement to familiarize themselves of the mechanics involved.
Value of Benchmark Offer Consideration
Magellan Shares are trading at a price which presents an attractive Offer premium to the present market value of MPAL. At Magellan’s volume weighted average price of US$1.96* from 23 December 2005 to 11 April 2006, at the prevailing exchange rate and Offer ratio, the Benchmark Offer Consideration is currently valued at A$2.12 per MPAL Share. This is a 31% premium to MPAL’s closing price of A$1.62 on 11 April 2006.
          * Source: Bloomberg. Magellan’s closing price on 11 April 2006 was US$2.28. Magellan Shares have traded in the range of US$1.61 to US$2.37 in the period from 23 December 2005 to 11 April 2006.
We urge all those MPAL shareholders who have not already accepted the Offer to do so as soon as possible. If you have mislaid your Acceptance Form, please contact Magellan’s Information Line on 1300 551 398 if calling within Australia, or +61 3 9415 4303 if calling from outside Australia to request a replacement Form.
I look forward to sharing Magellan’s exciting future with all MPAL Shareholders.
Yours sincerely
/s/ Walter McCann
Walter McCann
Chairman